Exhibit 5.1

September 8, 2025

Hartford Creative Group, Inc.

Sheng-Yih Chang

8832 Glendon Way

Rosemead, California 91770

Re: Hartford Creative Group, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Hartford Creative Group, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on or about the date hereof (such registration statement, as so amended, the “Registration Statement”), for the purposes of registering under the Securities Act of 1933, as amended, (i) an aggregate of up to 1,500,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Underwritten Shares”) (ii) 1,001,080 Shares currently owned by the Selling Stockholder identified in the Registration Statement (the “Selling Stockholder Shares”), (iii) at the election of the Representative, up to an additional 225,000 shares of Common Stock (the “Option Shares,” and together with the Underwritten Shares, the “Offered Shares”), and (iv) Warrants to purchase an aggregate number of Common Shares equal to three percent (3%) of the aggregate number of Shares sold on the Closing Date or the applicable Option Closing Date, as applicable, at an initial exercise price of 120% of the per Share public offering price (the “Warrants”). The Underwritten Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Act. The Underwritten Shares are being offered, sold, and issued under the terms of an Underwriting Agreement (the “Underwriting Agreement”) to be executed by the Company and WallachBeth Capital LLC, acting as the representative of the several underwriters.

We have examined the Registration Statement, the Prospectus, instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We note that the Company has reserved, and assume that the Company will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of (i) the Offered Shares pursuant to the terms of the Underwriting Agreement and exercise of the over-allotment option granted to the underwriters, as applicable, and (ii) shares of Common Stock to be issued upon exercise of the Warrants.

Hartford Creative Group, Inc.

September 8, 2025

This opinion is limited to the Nevada Revised Statutes, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, it is our opinion that:

1.	The Offered Shares and the Warrants have been duly authorized by all necessary corporate action of the Company; and
2.	The Selling Stockholder Shares are validly issued, fully paid and nonassessable; and
3.	When issued in accordance with the Prospectus, the Underwriting Agreement and the agreements contemplated thereby in consideration for not less than the initial public offering price set forth in the Prospectus, the Offered Shares will be validly issued, fully paid and nonassessable; and
4.	With respect to any offering of Warrants to be issued under a Warrant Agreement (the “Offered Warrants”), when (i) the Warrant Agreement has been duly authorized and validly executed and delivered by the Company and the warrant agent under the Warrant Agreement; (ii) the terms of the issuance and sale of the Offered Warrants have been duly established in conformity with the Articles of Incorporation and the Bylaws of the Company, each as amended and then in effect, so as not to (A) violate any applicable law, (B) violate the Articles of Incorporation or the Bylaws of the Company, each as amended and then in effect, or (C) result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iii) the Offered Warrants are duly executed, issued, and delivered in accordance with the terms of the Warrant Agreement and the Underwriting Agreement, upon payment (or delivery) of the consideration therefor provided for therein, the Offered Warrants will be valid and binding obligations of the Company, to the extent that Nevada law governs such issues.

This opinion is rendered to you in connection with the Registration Statement and is not to be relied upon for any other purpose. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

Hartford Creative Group, Inc.

September 8, 2025

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

WOODBURN AND WEDGE

By:	/S/ Shawn G. Pearson
Shawn G. Pearson